Exhibit 107
Calculation of Filing Fee Tables
424(b)(5)
(Form Type)
Biohaven Ltd.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)(2)	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to be Paid	Equity	Common Shares, no par value	457(r)	11,761,363	22.00	$258,749,986.00	0.00014760	$38,191.50
Fees Previously Paid	—	—	—	—	—	—	—	—
Carry Forward Securities
Carry Forward Securities	—	—	—	—	—	—	—	—
	Total Offering Amounts					$258,749,986.00		$38,191.50
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$38,191.50
(1) Includes shares that the underwriters may purchase pursuant to an option to purchase additional shares.
(2) In accordance with Rule 457(r) under the Securities Act of 1933, as amended, the registrant initially deferred payment of all of the registration fee for the Registration Statement on Form S-3ASR (File No. 333-274822) filed by the registrant on October 2, 2023.